REAL ESTATE EXCHANGE CONTRACT

THIS REAL ESTATE EXCHANGE CONTRACT made and entered into as of this 6th day of March, 1997 between:

BERKSHIRE: BROOKWOOD VILLAGE JOINT VENTURE, a      Massachusetts joint
                                                   venture, having as its
                                                   joint venture partners,
                                                   KRUPP CASH PLUS - II, a
                                                   Massachusetts limited
                                                   partnership and BRI TEXAS
                                                   APARTMENTS LIMITED
                                                   PARTNERSHIP, a Delaware
                                                   limited partnership; and

CRLP:COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership.

         The parties agree as follows:

         1 . AGREEMENT OF EXCHANGE: In consideration of the mutual covenants and promises contained herein, Berkshire and CRLP hereby agree to exchange real property in a simultaneous like-kind exchange. The real estate to be exchanged by CRLP is described on EXHIBIT "A", which is attached hereto and incorporated herein by reference. The real estate to be exchanged by Berkshire is described on Exhibit "B". The real estate to be exchanged by CRLP is herein referred to as the "CRLP Property" and includes all improvements, easements, appurtenances, rights-of-way, privileges, adjacent strips, gores of land and other matters belonging to or appertaining to the CRLP Property. The real estate to be exchanged by Berkshire is herein referred to as the "Berkshire Property" and includes all improvements, easements, appurtenances, rights-of-way, privileges, adjacent strips, gores of land and other matters belonging to or appertaining to the Berkshire Property. The Berkshire Property is commonly known as the Brookwood Mall. The CRLP Property consists of four (4) apartment complexes known as Sunchase, North Ingle Villas, Polos West and Polos at Ponte Vedra. In addition to the CRLP and Berkshire Property and as additional consideration for the payment of the purchase price, each party shall convey all personal property, tradename of the property, furniture, fixtures and equipment located on or used in connection with the Property. In no event shall Berkshire acquire any interest in the names "Colonial", "Colonial Grand", "Colonial Village", or "Colonial Realty". In no event shall CRLP acquire any interest in the name "Berkshire". The CRLP Property and the Berkshire Property shall be jointly referred to herein as the "Property".

         2.      PURCHASE PRICE:

(a) For CRLP Property: Berkshire shall exchange as full consideration for the CRLP Property and the Cash Equivalent (as defined below), the Berkshire Property.



b)For Berkshire Property: CRLP shall exchange the CRLP Property and One Million Two Hundred Thirty-Three Thousand Six Hundred Ninety-Four and No/100 Dollars($1,233,694.00) (the "Cash Equivalent") asfull consideration for the Berkshire Property.

(c)At Closing, provided no event of default has occurred hereunder, all Earnest Money shall be returned to the party escrowing the same since no cash,except the Cash Equivalent, is a part of this like-kind exchange transaction.

(d)CRLP shall pay off, on or prior to Closing, any outstanding mortgage indebtedness on the CRLP Property. Polos West has a mortgage loan with The Lincoln National Life Insurance Company, and Polos at Ponte Vedra has a mortgage loan with Nationwide Life Insurance Company.

(e)Berkshire shall pay off, on or prior to Closing, any outstanding mortgage indebtedness on the Berkshire Property as well as any sums owed to the Shepard family.

3.DEPOSIT: Twenty-Five Thousand and No/100 Dollars ($25,000.00) (the "Initial Deposit") will be deposited by Berkshire and CRLP, respectively, with Land Title Company of Alabama, an agent of Chicago Title Insurance Corporation ("Escrow Agent") upon full execution of this Agreement. This Initial Deposit is paid as evidence of each party's good faith intention to review those materials provided in Paragraph 11 and such other matters as each party deems appropriate in order to determine if the Property appears to be suitable for its portfolio. If both parties are satisfied with the results of their inspection and investigation, then at the end of the Due Diligence Period [as defined in Paragraph 4(a)], both parties will deposit the additional sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Additional Deposit"). Both the Initial Deposit and this Additional Deposit are herein referred to as the "Earnest Money." In the event either party fails to make the Additional Deposit prior to the expiration of the Due Diligence Period, this Agreement shall automatically, and without further action, terminate, all Earnest Money shall be returned to the respective parties, and neither party shall have any further obligation to the other. Upon making the Additional Deposit, the Earnest Money shall be held by the Escrow Agent and applied as set forth in this Agreement. The Earnest Money shall be deposited in an interest bearing account with all interest earned for the benefit of the party making such deposit.

4.   DUE DILIGENCE PERIOD AND OWNER'S OBLIGATIONS UNTIL CLOSING:

(a) Each Party shall have until April 18, 1997 (the "Due Diligence Period") within which to satisfy itself as to all matters concerning its acquisition, ownership and operations of the respective Property, including, without limitation, matters concerning title, survey, zoning, subdivision laws, environmental matters, review and approval of leases, contracts and financial matters affecting the Property, existence of all required licenses, permits and approvals, approval of the condition of the improvements on the Property, all soil, landscaping and other physical conditions of the Property, availability and sufficient quantities of all utilities, and other matters in its discretion. From the date this Agreement is executed until the Closing, each party hereby grants to the other and its agents full access to the Property and all of the records related thereto in order to conduct such inspections and tests as such party deems necessary in order to reach its decision by the end of the Due Diligence Period. The inspecting party agrees to indemnify and hold the Property owner harmless from all costs, damages, losses and expenses which are caused by the inspecting party or its agents, employees or contractors.

(b) At the end of the Due Diligence Period discussed in Paragraph 4(a) above, in the event both parties make the Additional Deposit, then the Earnest Money will be at risk and, as the other party's sole remedy, will be forfeited as liquidated damages in the event a party fails to close, except due to a default by the other or the failure of any condition to one party's obligations, as set forth herein.

(c) Both parties hereby agree that between the date of this Agreement and Closing, each will (i) maintain the Property it currently owns in good repair and operating condition, (ii) prepare for rental any vacant space that now exists or becomes vacant prior to Closing, (iii) maintain all personal property and equipment in good working order, and (iv) Berkshire shall use its best efforts to obtain the Estoppel Certificates attached hereto as Exhibit "G" from all tenants of the Berkshire Property and other estoppel forms provided under easement agreements pertaining to the Property. Both parties will continue to use its best efforts to lease the Property at current market rates and on current market terms. Berkshire will not enter into any lease for more than 1,000 square feet or for a term greater than two years without CRLP's consent. CRLP will not enter into a lease for less than six (6) months or on less than fair market terms without Berkshire's consent.

         5.      SURVEY AND TITLE COMMITMENT: PERMITTED EXCEPTIONS.

(i)      For Berkshire:

(a) Preliminary Title Report. Berkshire, at it's sole cost and expense, shall cause Lawyer's Title Insurance Company, or an agent thereof, ("Title Company") to issue and deliver to Berkshire, an A.L.T.A. Form B title commitment ("Title Commitment") in the amount of Thirty-Four Million Four Hundred Seventy-Two Thousand Two Hundred Twenty and No/100 Dollars ($34,472,220.00), accompanied by one copy of all documents affecting the CRLP Property and which constitute exceptions to the Title Commitment. Berkshire shall give CRLP written notice (the "Title Notice") on or before the expiration of the Due Diligence Period, whether such title is or is not acceptable to Berkshire. In the event that the condition of title is not acceptable to Berkshire, Berkshire shall state in the Title Notice which exceptions to the Title Commitment are unacceptable and CRLP shall use good faith efforts to eliminate those exceptions as set forth below; provided, however, that at Closing, CRLP shall be obligated to satisfy and remove all mortgages and other monetary liens as to the CRLP Property. Upon receipt of the Title Notice, CRLP shall use good faith efforts to eliminate or modify all unacceptable matters to the reasonable satisfaction of Berkshire. Berkshire may at any time waive in writing its objection to title and accept title to the CRLP Property subject to the exceptions objected to by Berkshire. In the event Berkshire does not waive its objections (as set forth in the Title Notice) and if CRLP is unwilling or unable, upon exercise of due diligence, to remove the matters within thirty (30) days after receipt of the Title Notice, Berkshire may, at its option (I) accept title subject to the objections raised by Berkshire, in which event said objection(s) shall be deemed waived for all purposes, or (ii) rescind this Agreement, whereupon this Agreement shall terminate and all Earnest Money with interest shall be returned to both parties.

(b) Current Survey. Berkshire shall, at its sole cost and election, obtain a current as-built survey of the CRLP Property prepared by a duly licensed land surveyor (the "Survey"). In the event the Survey shows any encroachments or any improvements upon, from, or onto the CRLP Property, or on or between any building setback line, property line, or any easement, or any other matter objectionable to Berkshire, said encroachment or objection shall be treated in the same manner as a title defect under the procedure set forth in Paragraph 5(a) above. Notice of any such Survey encroachment or objection must be provided by Berkshire to CRLP on or before the expiration of the Due Diligence Period.

(c) Permitted Exceptions. The CRLP Property shall be conveyed to Berkshire subject to ad valorem taxes for the current year, and any exceptions or encumbrances on the Title Commitment not objected to by Berkshire pursuant to Paragraph 5(a) above on or before the expiration of the Due Diligence Period or which Berkshire thereafter agrees to accept (the "Berkshire Permitted Exceptions").

(ii)     For CRLP:

(a)Preliminary Title Report CRLP, at it's sole cost and expense, shall cause Chicago Title Insurance Company, or an agent thereof, ("Title Company") to issue and deliver to CRLP, an A.L.T.A. Form B title commitment ("Title Commitment") in the amount of Thirty-Four Million Four Hundred Seventy-Two Thousand Two Hundred Twenty and No/100 Dollars ($34,472,220.00), accompanied by one copy of all documents affecting the Berkshire Property and which constitute exceptions to the Title Commitment. CRLP shall give Berkshire written notice (the "Title Notice") on or before the expiration of the Due Diligence Period, whether such title is or is not acceptable to CRLP. In the event that the condition of title is not acceptable to CRLP, CRLP shall state in the Title Notice which exceptions to the Title Commitment are unacceptable and Berkshire shall use good faith efforts to eliminate those exceptions as set forth below; provided, however, that at Closing, Berkshire shall be obligated to satisfy and remove all mortgages and other monetary liens as to the Berkshire Property. Upon receipt of the Title Notice, Berkshire shall use good faith efforts to eliminate or modify all unacceptable matters to the reasonable satisfaction of CRLP. CRLP may at any time waive in writing its objection to title and accept title to the Berkshire Property subject to the exceptions objected to by CRLP. In the event CRLP does not waive its objections (as set forth in the Title Notice) and if Berkshire is unwilling or unable, upon exercise of due diligence, to remove the matters within thirty (30) days after receipt of the Title Notice, CRLP may, at its option (i) accept title subject to the objections raised by CRLP, in which event said objection(s) shall be deemed waived for all purposes, or (ii) rescind this Agreement, whereupon this Agreement shall terminate and all Earnest Money with interest shall be returned to both parties.

(b) Current Survey. CRLP shall, at its sole cost and election, obtain a current as-built survey of the Berkshire Property prepared by a duly licensed land surveyor (the "Survey"). In the event the Survey shows any encroachments or any improvements upon, from, or onto the Berkshire Property, or on or between any building setback line, property line, or any easement, or any other matter objectionable to CRLP, said encroachment or objection shall be treated in the same manner as a title defect under the procedure set forth in Paragraph 5(a) above. Notice of any such Survey encroachment or objection must be provided by CRLP to Berkshire on or before the expiration of the Due Diligence Period.

(c) Permitted Exceptions. The Berkshire Property shall be conveyed to CRLP subject to ad valorem taxes for the current year, and any exceptions or encumbrances on the Title Commitment not objected to by CRLP pursuant to Paragraph 5(a) above on or before the expiration of the Due Diligence Period or which CRLP thereafter agrees to accept (the "CRLP Permitted Exceptions").

6.       PROVISIONS WITH RESPECT TO CLOSING.

(a) Closing Date. The consummation of the transaction contemplated by this Agreement ("Closing") shall take place at the offices of Leitman, Siegal & Payne, P.C., 600 North 20th Street, Suite 400, Birmingham, Alabama 35203, on or before May 18, 1997, provided both parties have made the Additional Deposit.

(b)Obligations at Closing. At Closing, both parties shall do the following:
(I)Execute, acknowledge, and deliver to the other a Limited Warranty
Deed conveying the Property subject only to the Berkshire or CRLP Permitted Exceptions, which deed shall be in form attached hereto as Exhibit "C" which is incorporated herein by reference. The legal description of the Property contained in such deed shall be identical to the legal description of the Property as contained in the Survey and the Title Commitment.

(ii)Deliver to Title Company evidence satisfactory to it of such party's authority to execute and deliver the documents necessary or advisable to consummate the transaction contemplated hereby in the form of resolutions or minutes of such party.





(iii)Execute and deliver to the other party and Title Company a Lien Waiver Affidavit so as to cause Title Company to remove the mechanics' lien and parties in possession standard exceptions from the Title Commitment.

(iv)Execute and deliver to the other party and Title Company a FIRPTA certificate concerning resident alien or non-alien status for IRS withholding purposes in the form attached hereto as Exhibit "D".

(v) Execute and deliver to the other party a Bill of Sale as to the Tangible Personal Property in the form attached hereto as Exhibit "E".

(vi)Execute an Assignment of any guaranties or warranties, including a termite bond, if any, with respect to the Property in the form attached as Exhibit "H".

(vii)Execute an Assignment of Leases and Security Deposits in the form attached as Exhibit "I".

(viii) Execute and deliver an Assignment of Intangibles in the form attached hereto as Exhibit "J".

(ix)Execute and deliver an Assignment and Assumption of Contracts in the form attached hereto as Exhibit "K".

(x)Execute and deliver a bring-down certificate confirming that all representations and warranties remain true and correct at the Closing.

(xi)Deliver to the other party audited consolidated balance sheets of each at December 31, 1995 and December 31, 1996 and the related consolidated statements of income and expense for each of the fiscal years then ended, together with the report thereon of each party's independent certified public accountants. Each part shall also deliver such other financial information as the other may reasonably request, including monthly income and expenses statements.

xii)Execute such other documents, resolutions, or instruments as may reasonably be required by the other party or the Title Company required by this Agreement to effectuate the agreement memorialized herein.

(xiii)Execute such documentation as may be necessary to qualify this transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1996,as amended.

(xiv) Execute and deliver to the other party certified financial statements, including income and expense statements for the prior calendar year as well as up-to-date for the year of Closing in order for the other party to file various forms required of it with the Securities and Exchange Commission.

(xv)Both parties agrees to provide to the other all financial statements and other information necessary to permit each party and its independent certified public accountants to prepare audited financial statements and other financial information required by the rules and regulations of the Securities and Exchange Commission, including but not limited to Rule 3.14 and Article XI of Regulation S-X, to be included in any report, registration statement, or other document required to be filed with the Securities and Exchange Commission by either party or its affiliates. Notwithstanding any other provision of this Agreement, these obligations to provide such information shall survive the Closing.
(c)      Closing Costs.  Closing costs shall be allocated as follows:

(i) Berkshire shall pay the following costs and expenses in connection with the Closing:

(a)  Berkshire's attorney's fees;
(b) The premium payable for the Title Commitment and Title Policy issued pursuant thereto on the CRLP Property insuring Berkshire as well as all other title costs on the CRLP Property;
(c)  Recording tax, intangibles tax, documentary stamps and recording    fees
     on the deeds conveying the CRLP Property to Berkshire;

(d)  All Survey costs on the CRLP Property; and

(e) All investigation, lease review, environmental, structural, or inspection costs on the CRLP Property.

(ii) CRLP shall pay the following costs and expenses in connection with the
     Closing:

 (a)   CRLP'S attorney's fees;

 (b) The premium payable for the Title Commitment and Title Policy issued pursuant thereto on the Berkshire Property insuring CRLP as well as all other title costs on the Berkshire Property;

 (c) Recording tax, intangibles tax, documentary stamps and recording fees on the deed conveying the Berkshire Property to CRLP;

 (d)   All Survey costs on the Berkshire Property; and

 (e) All investigation, lease review, environmental, structural, or inspection costs on the Berkshire Property.

(e) Proration of Taxes. Taxes and all Property for the year of the Closing shall be prorated to the date of Closing. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate of the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate is fixed for the year in which the Closing occurs, either party may adjust the proration of taxes and, if necessary, to refund or pay, as the case may be, on or before January 1 of the year following the Closing, an amount necessary to effect such adjustments. These obligations survive Closing.

(f) Additional Prorations. All current rent and other income from the Property and security deposits and all current assessments, utilities, maintenance charges and similar expenses of the Property shall be prorated between the parties as of the Closing Date and, to the extent of information then available, such prorations shall be made at the Closing. For matters which cannot be prorated at Closing, both parties shall create three (3) accountings, (i) thirty (30) days, (ii) ninety (90) days, and (iii) at the end of the calendar year 1997, to determine any shortfalls or over payments due to the other. Any sums owed to the other shall be paid as determined at each accounting period. These provisions survive Closing.

(g) If leases contain obligations ("Lease Obligations") on the part of tenants for (i) CPI or similar adjustments, (ii) percentage rents, (iii) additional rents for escalation payments for taxes, labor, operations, or
(iv) other additional rents, including Common Area Maintenance, and such Lease Obligations have not been billed or collected by the transferee as of the Closing, then as and when the Lease Obligations become due, the transferee shall promptly bill tenants for the applicable Lease Obligations and when all or any portion of such Lease Obligations have been collected by either party from such tenants, subject to the provisions in the immediately following paragraph hereunder, the receiving party shall remit to the other party a fraction of such payments [after deduction of a pro rata share of reasonable out-of-pocket collection charges, (including attorneys fees, if any, incurred in such collection)], the denominator of which shall be the number of days in the lease period for which such obligations are attributable, and the numerator of which shall be (A) as to the transferor's entitlement, the number of days in such lease period that have elapsed from the commencement of such lease period through the Closing (the "Transferor Pro-Rata Period"), and (B) as to transferee's entitlement, the number of days in such lease period commencing with the day after the Closing and ending on the last day of such lease period (the "Transferee Pro-Rata Period"). In connection with the determination of any Lease Obligations, transferor shall have the right to examine transferee's books and records for the purpose and to the extent necessary to determine whether such Lease Obligations have been properly computed and billed. To exercise this right transferor must notify transferee thereof at least fifteen (15) days prior thereto, and shall complete its investigation within thirty (30) days after notifying transferee of the request for examination. Transferee will cooperate with transferor in such examination by making the required books and records available promptly in one location, either at the Property or as otherwise mutually determined. The cost of such examination shall be the sole responsibility of transferor.

         If any of the Lease Obligations relate to amounts paid by transferor prior to Closing which are properly recoverable over a period of time extending beyond the lease period in which the Closing occurs, transferor shall receive a credit at closing equal to the pro rata amount of such payments made by transferor allocable to Transferee Pro-Rata Period and when any such Lease Obligations are paid by the tenant to transferee, such amounts when receive by transferee shall be equitable apportioned between the parties, and the transferee shall pay to transferor Transferor's pro-rata entitlement allocable to the Transferor Pro-Rata Period and transferee shall retain transferee's pro-rata entitlement allocable to the Transferee Pro-Rata Period.

         7.      REPRESENTATIONS AND WARRANTIES:

(a) Attached hereto and incorporated herein by reference designated Exhibit "F- 1" is a list of matters concerning the legality and proper operation of the CRLP Property which CRLP is making to Berkshire. Attached hereto and incorporated herein by reference designated Exhibit "F-2" is a list of matters concerning the legality and proper operation of the Berkshire Property which Berkshire is making to CRLP.

(b) As-Is Condition. Except as expressly provided herein to the contrary, both parties acknowledge and agree that they will be purchasing the Property of the other based solely upon its inspection and investigations of the Property and that each will be purchasing the Property "AS-IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear from the Effective date of this Agreement until the Closing. Without limiting the foregoing, both parties acknowledge that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither the transferor of any Property nor its consultants or agents have made any other representations or warranties of any kind upon which the other is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any Improvements, the existence or nonexistence of asbestos, toxic water or any hazardous material, the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Neither party makes any representation that the Property complies with title III of the Americans with Disabilities Act or any fire code or building codes.


8.       PROVISIONS WITH RESPECT TO DEFAULT.

(a) Default. In the event either party should fail to consummate the transaction contemplated herein for any reason after expiration of the Due Diligence Period, provided, however, that the Additional Deposit is made, the non-defaulting party may, as its sole and exclusive remedy, terminate this Agreement and retain the Earnest Money, with accrued interest, along with a refund of the Earnest Money placed by the non-defaulting party, such stun being agreed upon as liquidated damages for the failure of the other party Purchaser to perform the duties and obligations imposed upon it by the terms and provisions of this Agreement and because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages. No other damages, rights or remedies shall in any case be collectible, enforceable or available to either party other than as provided in this Paragraph 8(a).

(b) Attorney's Fees, etc. Should either party employ an attorney or attorneys to enforce any, of the provisions hereof, or to protect its interest in any matter arising under this Agreement, or to specifically enforce or to recover the Earnest Money for the breach of this Agreement, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorney's fees, expended or incurred in connection therewith, including fees and expenses incurred in arbitration, on appeal or in any bankruptcy action.

9. COMMISSIONS. Both parties acknowledge that no broker or agent is involved in this transaction. CRLP and Berkshire agree to indemnify and hold each other harmless from and against any and all claims or demands with respect to any brokerage fees or agents' commissions or other compensation asserted against the other party by any persons, firm or corporation claiming through the indemnifying party in connection with this Agreement or the transaction contemplated hereby. The provisions of this paragraph shall survive closing.

10.      EMINENT DOMAIN AND CASUALTY DAMAGE.

(a) Eminent Domain. If, before Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a part of the Property which would render the Property unacceptable to acquiring party or unsuitable for CRLP's or Berkshire's intended use, the acquiring party shall have the right, by giving notice to the either within thirty (30) days after selling party gives written notice of the commencement of such proceedings to the acquiring party, to terminate this Agreement, in which event this Agreement shall terminate and all Earnest Money, including interest thereon shall be refunded to both parties. If, before the Closing Date, the acquiring party has the right to terminate this Agreement pursuant to the preceding sentence but the acquiring party does not exercise such right, then this Agreement shall remain in full force and effect and, at Closing, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to the acquiring party. The selling party shall give written notice to the acquiring party promptly after receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. The acquiring party shall have a period of
(30) days after the owner has given the notice to the acquiring party required by this Paragraph 10(a) to evaluate the extent of the taking and make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until the owner has given the notice to the acquiring party required by this Paragraph 10(a) and the period of (30) days described in this Paragraph 10(a) has expired.

(b) Casualty Damage. If, before the Closing Date, all or any part of the Property are damaged or destroyed by any casualty, the acquiring party shall have the right, by giving notice to the owner within thirty (30) days after the owner gives written notice of the occurrence of such casualty to the acquiring party, to terminate this Agreement, in which event this Agreement shall terminate, and all Earnest Money, including interest thereon shall be refunded to both parties. If, before the Closing Date, all or any part of the Property are damaged by any casualty or if the acquiring party has the right to terminate this Agreement pursuant to the preceding sentence but the acquiring party does not exercise such right, then this Agreement shall remain in full force and effect and, at Closing, any insurance proceeds and insurance claims shall be assigned by the owner to the acquiring entity and the acquiring party shall receive a credit equal to any deductible amount under the insurance policy. The owner shall give written notice to the acquiring party promptly after the occurrence of any damage to the improvements on the Property by any casualty. The acquiring party shall have a period of thirty (30) days after the owner has given the notice to the acquiring required by this Paragraph 10(b) to evaluate the extent of the damage and make the determination as to whether to terminate this Agreement. If necessary, the Closing shall be postponed until the owner has given the notice to the acquiring party required by this Paragraph 10(b) and the period of thirty (30) days described in this Paragraph 10(b) has expired.

11. INFORMATION: Within five (5) days from the date this Agreement is executed, both parties shall furnish such items as the other party shall reasonably request but in any event including the following with respect to each property being exchanged herein:

         (a) Real estate tax bills for the current and two preceding years;

         (b)     Owner's title insurance policy;

         (c)     Current survey;

         (d) Environmental reports made or known to you with respect to the Property;

         (e)     List of pending litigation and status report;

         (f) Copies of covenants or restrictions pertaining to the Property;

         (g)     Utility bills for the current year-,

         (h) Copies of all contracts, if any, in effect such as janitorial, maintenance, cable company, utility company, management, leasing or other, as well as copies of any guaranties or warranties, including a termite bond;

         (i)     Operating income and expenses for the current year;

         (j)     True and correct copies of all leases and any
                 amendments or modifications thereto and information
                 on all   pending lease negotiations;

         (k)     Current rent roll and a gross sales report on each tenant;

         (l) Copies of insurance policies and Loss Run regarding insurance;

         (m)     Engineering/structural reports on the Property;

         (n) As-built constructions plans and site plans and drawings, certificates of occupancy and building permits; and

         (o) List of all inventory, personal property, furniture, fixtures and equipment located on or used in connection with the Property.

Note: Any management or leasing obligations must be satisfied and released prior to Closing.

12. CONDITIONS PRECEDENT. This transaction shall be null and void and the Earnest Money and all interest thereon shall be refunded to both parties unless the following conditions shall occur or be found to exist satisfactory to CRLP prior to Closing:

Execution of the form estoppel letter attached hereto as Exhibit "G" which is incorporated herein by reference by all tenants of the Berkshire Property who occupy property in excess of 5,000 square feet, and seventy-five percent (75%) of the balance of the tenants.

13. LIKE-KIND EXCHANGE. Both parties hereto desire this transaction be structured as a like-kind exchange, under Section 1031 of the Internal Revenue Code. In the event either party terminates this Contract pursuant to a provision herein permitting such termination, funds shall be refunded to the party making a deposit of the same, and this Contract shall automatically terminate, provided no event of default has occurred hereunder. In no event shall any cash be exchanged by any party except the Cash Equivalent to Berkshire upon Closing.

         14.     OTHER CONTRACTUAL PROVISIONS.

(a) Notices. Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and may be given by certified mail, or overnight receipt delivery service, and shall be deemed to have been given and received when a certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail; and, if given otherwise than by certified mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notices shall be given to the parties hereto at the following addresses:

FOR CRLP:                 Colonial Realty Limited Partnership
                          c/o Colonial Properties Holding Company, Inc.
                          2101 6th Avenue North
                          Suite 750
                          Birmingham, Alabama 35203
                          Attention: Mr. Charles A. McGehee



         FOR BERKSHIRE:           Brookwood Village Joint Venture
                 c/o Berkshire Realty Company, Inc.
                 470 Atlantic Avenue
                 Boston, Massachusetts 02210
                 Attention: Mr. David Olney

Any party hereto may, at any time by given written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given and other parties to whom copies of all notices hereunder shall be sent.

(b) Confidence. Both parties agree not to disclose the existence of thisAgreement, or discussions about or the terms hereof (except to its attorneys, accountants, other advisors and partners, provided that they agree not to disclose such information) without the other party's consent, unless required by law or unless such information is otherwise publicly available.

(c) Entire Agreement: Modifications. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

(d) Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Alabama.

(e) Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(f) Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(g) Effective Date of Agreement. For all purposes herein, the "date" of this Agreement shall be that date upon which the last of CRLP or Berkshire executes this Agreement.

(h) Gender. Whenever the context permits, singular shall include plural and one gender shall include all.

(I) Time of the Essence. Time is of the essence of this Agreement. Time periods herein of less than six (6) days, unless otherwise noted, shall in the computation exclude Saturdays, Sundays and state or national legal holidays, and any time period provided for herein which shall end on Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next business day.

(j) Risk of Loss. Except as otherwise set forth in this Agreement, the owner of each Property shall bear the risk of any loss to the Property prior to Closing.

(k) Construction. The parties hereby agree that each has played an equal part in the negotiations and drafting of this Agreement, and in the event any ambiguities should be realized in the construction or interpretation of this Agreement, the result of those ambiguities shall be equally assumed and realized by each of the parties to this Agreement.

(1) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.

(m) Survival. All provisions hereof which are executory in nature or otherwise by their context are intended to survive Closing shall be deemed to survive such Closing.

(n) Designation. At least five (5) days prior to Closing, Berkshire shall deliver to CRLP a designation schedule pursuant to which Berkshire shall designate how the CRLP Property and Cash Equivalent shall be allocated between the two joint venture partners in Berkshire such that each of the joint venture partners of Berkshire shall receive its fifty (50%) share of the CRLP Property and Cash Equivalent, and CRLP shall deed and deliver the CRLP Property and Cash Equivalent in accordance with the designation schedule.

14. ACCEPTANCE: The offer made in this Agreement shall expire and be null and void unless accepted, signed by both parties on or before March
     , 1997. This offer supersedes any and all other offers made by either party with respect to the Property.

CRLP:

COLONIAL REALTY LIMITED PARTNERSHIP,a Delaware limited partnership

By:      Colonial Properties Holding Company, Inc.,  an Alabama corporation
         Its:    General Partner
         By:
         Charles A. McGehee
         Its:    Senior Vice President
         Date:

BERKSHIRE:
BROOKWOOD VILLAGE JOINT VENTURE, a         Massachusetts joint venture

By:      Krupp Cash Plus - II, a Massachusetts limited partnership
         Its:      Co-Joint Venture Partner

         By:     The Krupp Corporation, a Massachusetts corporation
                 Its:     General Partner
                 By:      Robert A. Barrows
                 Its:     Vice President



By:      BRI Texas Apartments Limited Partnership, a Delaware limited partnership
         Its:    Co-Joint Venture Partner
         By:     BRI Texas Apartments - II, Inc., an Alabama corporation
         Its:    General Partner

         By:     David J. Olney
         Its:    Vice President


FIRST AMENDMENT TO REAL ESTATE EXCHANGE CONTRACT

         THIS FIRST AMENDMENT TO REAL ESTATE EXCHANGE CONTRACT ("First Amendment") is made and entered into on this 4 day of April, 1997 between:

BERKSHIRE:       BROOKWOOD VILLAGE JOINT VENTURE, a Massachusetts joint
                 venture, having as its Joint venture partners, KRUPP CASH
                 PLUS-  II, a Massachusetts limited partnership and BRI
                 TEXAS APARTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership; and

CRLP:COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership .

                                  RECITALS:

A. Berkshire and CRLP entered into that certain Real Estate Exchange Contract (the "Real Estate Exchange Contract") dated March 6, 1997, for the exchange of real property between Berkshire and CRLP.

B.       Berkshire and CRLP desire to amend the Real Estate         Exchange
Contract according to the terms of this First      Amendment.

         NOW, THEREFORE, for good and valuable consideration,       the
parties agree as follows:

1 .      AMENDMENTS.

(a) Paragraph 1 is hereby amended to provide that the CRLP Property is hereby amended by deleting the legal descriptions for North Ingle Villas and Polos at Ponte Vedra from the definition of CRLP Property.

(b) Paragraph 2(b) is deleted in its entirety and the following is substituted therefore:
(b) For Berkshire Property: CRLP shall exchange the CRLP Property and Twenty-Four Million One Hundred Ninety-One Thousand Four Hundred Fifty-Seven and No/100 Dollars ($24,191,457.00) (the "Cash Equivalent") as full consideration for the Berkshire Property. Berkshire acknowledges that the Polos West portion of the CRLP Property shall be subject to a loan from The Lincoln National Life Insurance Company which, as of May 1, 1997, will have a principal balance of Five Million Seven Hundred Nineteen Thousand Two Hundred Thirty-Seven and No/100 Dollars ($5,719,237.00). The Lincoln National Life Insurance Company loan shall be assumed by Berkshire."
(c) Paragraph 2(d) is deleted in its entirety and the following is substituted therefor:

(d) CRLP shall pay off, on or prior to closing, any outstanding mortgage indebtedness on the CRLP Property, other than Polos West, which has, and will have at closing, an outstanding mortgage with The Lincoln National Life Insurance Company which is being assumed by Berkshire."

(d) Paragraph 3 is hereby amended to provide that the Additional Deposit shall be placed with the Escrow Agent within two (2) days following the complete execution of this First Amendment. Both parties acknowledge that they have completed all inspections of the respective Property other than those items specifically set forth in Paragraph 4(a) below. Both parties may terminate this Contract and receive a refund of all Earnest Money and interest thereon in the event either is not satisfied with or approves the Inspection Items (as defined below).

(e) Paragraph 4(a) is hereby deleted in its entirety and the following is substituted therefor:

"(a) Each party shall have until April 25, 1997 (the "Due Diligence Period") within which to satisfy itself as to the following matters concerning its acquisition regarding the purchase of the respective Property being purchased hereunder:

(i)      title and survey review of the Property;

(ii)     approval of the environmental aspects of purchasing the Property;
         and

(iii)    approval of zoning and compliance with laws; and

(iv) review and approval of the leases on the Property. (All of the above shall be called "Inspection Items.")

From the date this Agreement is executed until the Closing, each party hereby grants to the other and its agents full access to the Property and all of the records related thereto in order to conduct such inspections and tests as such party deems necessary in order to reach its decision by the end of the Due Diligence Period. The inspecting party agrees to indemnify and hold the property owner harmless from all costs, damages, losses and expenses which are caused by the inspecting party or its agents, employees or contractors."

(f) Paragraph 4 is hereby amended by adding the following as Subparagraph
(d):

"(d) CRLP shall use its best efforts to obtain an estoppel letter dated within thirty (30) days of the Closing (the "Lender Estoppel Letter")from Lincoln National consenting to the conveyance of the Polos West portion of the CRLP Property to Berkshire, as contemplated herein, subject to the Lincoln National Note and other Loan Documents, subject to any exculpation from liability provisions therein, and setting forth with respect thereto:
(i) the Note and other Loan Documents are in full force and effect; (ii) to the lender's knowledge, no default exists, nor is lender aware of any state of facts which the passage of time or the giving of notice would give rise to a default, under any of the Loan Documents; (iii) the amount of the outstanding unpaid principal balance of the Note, the interest rate and amount of the monthly payments due thereunder, the maturity date thereof and the date to which interest and principal have been paid on the Note; and
(iv) the amount of any real estate tax escrow, insurance escrow and other escrows or reserves held by lender.

CRLP shall (a) make all payments of interest and principal and, if applicable, tax escrow, insurance escrow and other amounts required under the Lincoln National Note and other Loan Documents coming due thereunder prior to the Closing, in accordance with the terms thereof, (b) otherwise comply with all of the terms and provisions of the Loan Documents up to the Closing, and (c) not alter or amend the Loan Documents, or seek or accept any waivers or extensions of time for payment or performance thereunder."

(g) Paragraph 6(a) is hereby amended by deleting "May 18, 1997" and inserting in lieu thereof: "May 12, 1997."

(h) Paragraph 6(c)(ii) is hereby amended by adding the following as an additional subparagraph (f):

"(f)   The assumption fee for the transfer of the Lincoln National loan
West."

(i)      Paragraph 11 is hereby amended by adding the following:

"LOAN DOCUMENTS. Prior to the date of this First Amendment, CRLP has delivered to Berkshire true, correct and complete copies of all notes, instruments, agreements, mortgages, deeds of trust and other documents in connection with the Lincoln National Loan, together with any and all modifications and amendments thereto (collectively, the "Loan Documents"). Any other documents in CRLP's files related to the Lincoln National Loan are available for Berkshire's review,

Berkshire and CRLP shall use best efforts to obtain the consent of Lincoln National to the conveyance of Polos West to Berkshire subject to the Note and the other Loan Documents and to obtain the Lender Estoppel Letter.
CRLP, with Berkshire's cooperation, shall immediately commence to obtain the consent of Lincoln National necessary to permit the conveyance of Polos West to Berkshire subject to the Note and other Loan Documents. Berkshire shall supply any and all documentation and additional information required by Lincoln National in order to promptly complete the request for the consent of Lincoln National to the transactions contemplated hereunder. CRLP shall request that Lincoln National state in writing any terms and requirements, including the amount of any loan assumption fees, to be imposed by Lincoln National in connection with its consent to the transactions contemplated hereby. CRLP agrees that CRLP shall be obligated to pay the Loan Assumption Fees, if any, required by Lincoln National. It shall be a condition of Closing that prior to the Closing, Lincoln National shall have granted its consent to the transactions contemplated hereunder on terms and requirements satisfactory to Berkshire and shall have issued the Lender Estoppel Letter. In the event that any of the terms or requirements required by Lincoln National for its consent are not approved by Berkshire, in its sole discretion, Berkshire may terminate this Agreement by written notice given to CRLP within seven (7) days after Berkshire has received in writing the terms and requirements of Lincoln National for its consent. In the event either (a) the consent of Lincoln National is not obtained prior to the Closing or (b) Berkshire does not approve the terms and conditions of Lincoln National and gives timely notice of termination hereunder to CRLP, this Agreement shall terminate without further action by any party, at which time, the Deposit shall be promptly returned to Berkshire, and, thereafter this Agreement shall be void and without recourse to all parties, except for provisions which are expressly stated to survive termination of this Agreement. Notwithstanding the foregoing to the contrary, if Berkshire elects to terminate this Agreement as provided hereunder, CRLP, at its election, may elect to pay in full, on or before Closing, with any in penalties, the Lincoln National Loan and convey the Polos West property to Berkshire free and clear of the Lincoln National Loan Documents, in which event (i) the termination of this Agreement by Berkshire under this Section 12 shall be void and (ii) the Cash Equivalent payable by CRLP shall be reduced by an amount equal to the outstanding principal balance of the Lincoln National Note (but excluding any accrued interest or prepayment penalties)."

(j)      Exhibit F-1 is hereby amended by adding the following:
         "20. True and complete copies of the Loan Documents, including each modification and amendment thereof, have been furnished heretofore to Berkshire. As of the date of this Agreement, there are no notes, instruments, agreements, mortgages, deeds of trust or other documents evidencing any agreement or obligation of CRLP to Lincoln National or any other lender for which Berkshire shall be responsible with respect to the Polos West portion of the CRLP Property other than the Loan Documents delivered to Berkshire by CRLP. The Loan Documents are in full force and effect and none of the Loan Documents have been modified, amended or extended except as shown thereon. All payments of principal, interest, and, if applicable, real estate tax escrow, insurance escrow and any other payments required under the Loan Documents which are due and payable, through the Closing, have been, and will be, paid in full. No default exists and CRLP has not received any written notice of default under any of the Loan Documents. To CRLP's knowledge, Lincoln National is the sole holder of the Note. The outstanding principal balance of the Loan as May 1, 1997 shall be Five Million Seven Hundred Nineteen Thousand Two Hundred Thirty-Seven and No/100 Dollars ($5,719,237.00). The only security taken or held in connection with the Note are the Loan Documents. The Loan Documents secure no other indebtedness but the Lincoln National Loan."

2. FULL FORCE AND EFFECT. Except as amended hereby, the Real Estate Exchange Contract shall remain in full force and effect in accordance with its terms.

CRLP:
COLONIAL REALTY LIMITED PARTNERSHIP,a Delaware limited partnership

By:      Colonial Properties Holding Company, Inc.,
         an Alabama corporation
         Its:      General Partner
         By:
         Charles A. McGehee
Its:Senior Vice President

BERKSHIRE:

BROOKWOOD VILLAGE JOINT VENTURE, a
Massachusetts joint venture

By:      Krupp Cash Plus - II, a Massachusetts limited partnership
         Its:    Co-Joint Venture Partner
By:      The Krupp Corporation, a Massachusetts corporation
Its:     General Partner

By:
Laurence Gerber
Its:     President

By:      BRI Texas Apartments Limited Partnership, a Delaware limited partnership
Its:     Co-Joint Venture Partner
By:      BRI Texas Apartments - II, Inc., an Alabama corporation

Its:     General Partner

By:       David J. Olney
Its:     Vice President


























SECOND AMENDMENT TO REAL ESTATE EXCHANGE CONTRACT

THIS SECOND AMENDMENT TO REAL ESTATE EXCHANGE CONTRACT ("Second Amendment") is made and entered into on this 25th day of April, 1997 between:

BERKSHIRE:       BROOKWOOD VILLAGE JOINT VENTURE, a Massachusetts joint
venture, having as its joint venture partners, KRUPP CASH PLUS - II, a Massachusetts limited partnership and BRI TEXAS APARTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership; and

CRLP: COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership. RECITALS

A. Berkshire and CRLP entered into that certain Real Estate Exchange Contract (the "Real Estate Exchange Contract") dated March 6, 1997, for the exchange of real property between Berkshire and CRLP.

B. On April 4, 1997, Berkshire and CRLP executed that certain First Amendment to Real Estate Exchange Contract (the "First Amendment").

C. Berkshire and CRLP desire to amend the Real Estate Exchange Contract and the First Amendment according to the terms of this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.    AMENDMENTS:

(a) Paragraph 4(a) is hereby amended by deleting "April 25, 1997" and inserting "April 28, 1997" therefor.

2. FULL FORCE AND EFFECT. Except as amended hereby, the Real Estate Exchange Contract, as amended by the First Amendment, shall remain in full force and effect in accordance with its terms.











CRLP:
COLONIAL REALTY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:      Colonial Properties Holding Company, Inc.,
         an Alabama corporation
Its:     General Partner
By:      Charles A. McGehee
Its:Senior Vice President

BERKSHIRE:
BROOKWOOD VILLAGE JOINT VENTURE, a
Massachusetts joint venture

By:      Krupp Cash Plus - II, a Massachusetts limited partnership
Its:     Co-Joint Venture Partner

By:      The Krupp Corporation, a          Massachusetts corporation
Its:     General Partner

By:      Laurence Gerber
Its:     President

By:      BRI Texas Apartments Limited Partnership, a Delaware limited partnership
Its:     Co-Joint Venture Partner

By:      BRI Texas Apartments - II, Inc., an Alabama corporation
Its:     General Partner

By:      David J. Olney
Its:     Vice President




                        LEITMAN, SIEGAL & PAYNE, P.C.
                      600 North 20th Street, Suite 400
                             Land Title Building
                          Birmingham, Alabama 35203



CLOSING STATEMENT

CRLP:            COLONIAL REALTY LIMITED PARTNERSHIP
                  a Delaware limited partnership
                 Tax Identification Number: 63-1098468

BVJV:            BROOKWOOD VILLAGE JOINT VENTURE
                 Tax Identification Number: 63-1046888

CRLP PROPERTY:   POLOS WEST APARTMENTS/SUNCHASE APARTMENTS
                 ("APT")
BERKSHIRE        BROOKWOOD MALL/BROOKWOOD VILLAGE
PROPERTY:        CONVENIENCE CENTER ("MALL")
See Exhibit "A" for legal descriptions

DATE:            Effective May 12, 1997

CRLP's Statement.
   Exchange Price:                                         $34,472,220.00
   Less:
  ,(a)    Exchange of Polos West (See Note 3)              $ 9,800,000.00

         (b)     Exchange of Sunchase (See Note 4)         $ 6,200,000.00

      Balance                                              $18,472,220.00

      Less:   Credits to CRLP:

      1. Property Tax Proration (Mall)
         10/l/96 - 05/12/97
         Est. Annual Tax 1997 =
         $373,558.30 (approximately
         $1,023.45 per day - 224 days)                        $229,252.22

      2.Rent Proration = Total Rent for
         May X 19/31 on Mall
         (See Note 5)                                         $265,501.84


      3.Mozzarela Lease Credit
         (See Note 6)                                          $275,000.00

      4.Merchant's Association Dues
         Owed by Berkshire (See Note 7)                      $    9,205.73

      5.Tax Escrow Balance - Lincoln National
         Loan (See Note 8)                                   $    88,985.40

      6.Security Deposits - Mall (See
         Note 9)                                             $    23,063.20

      7.Water Deposit - Polos West                           $      100.00

      8.Water Income - Sunchase                              $   3,219.12

      9.Eckerd's Adjustrnent
         (See Note 10 )                                      $   70,732.50

      10.Tenant Build-Out on Mall                            $   38,000.00
      11.May Service Contracts - Mall                        $   1,793.80
      Total Credits to CRLP                                  $  1,004,853.81
      Balance:                                               $ 17,467,366.19
      Plus:  Credits to Berkshire

      1. Tax Credit (Income) for
         Tenants on Mall (See Note 13)                       $    65,585.15

      2. Common Area Maintenance -
         Income on Mall (See Note 14)                       $      5,357.70

     3.  Interest Prorated for May on
         Lincoln National Loan (See
         Note 15)                                            $      9,468.48

      4.Principal Balance - Lincoln
         National Loan (See Note 16)                         $  5,719,236.79

      5.Property Tax Proration (Sunchase)
         1/1/97 - 5/12/97 Est.  Annual
         Tax 1997 = $114,355.28
         (approximately $313.30 per
         day - 132 days)                                     $     41,355.88

      6.Property Tax Proration (Polos
         West) 1/1/97 - 5/12/97 Est.
         Annual Tax = $155,107.93
         (Approximately $424.95
         per day - 132 days)                                  $     56,093.83

      7.Rent Proration - Sunchase =
         Total Rent for May X 19/31
         (See Note 17)                                        $     58,379.28

      8.Rent Proration - Polos West =
         Total Rent for May X 19/31
         (See Note 18)                                       $     73,615.49

      9.Security Deposits - Sunchase                         $     37,337.00

     10.Security Deposits - Polos West                       $     60,650.00

     11.Prepaid Rent - Sunchase                             $       2,170.60

     12.Prepaid Rent - Polos West                           $       3,083.42

     13.Service Contracts - Sunchase
         (See Note 19)                                      $       1,057.94

     14.Service Contacts - Polos West
         (See Note 20)                                      $       2,788.73

     15.Utility Expense Credit - Sunchase
         (See Note 21)                                      $       3,935.52

     16.Utility Expensc Credit - Polos
         West (See Note 22)                                   $       992.88

     17.Lender Survey Satisfaction - Polos
         West (See Note 23)                                    $    2,250.00

     18.Percentage Rent Credit - Mall
         (See Note 24)                                        $    346,951.00

     19.Water Expense Credit - Mall
          (See Note 25)                                        $    5,686.81


      Total Credits to BVJV:                                   $  6,495,996.50
      Balance:                                                 $23,963,362.69
      Add:     Expenses to CRLP:
     1.  Recording Fees and Taxes - Deed
         to CRLP:                                              $    34,523.00

     2.  Loan Transfer Fee - Lincoln
         National                                               $  143,980.93

     3.  Attorney's Fees - Lincoln
         National Attomey - Akerman,
         Senterfitt (See Note 26)                      P.O.C.

     4.  Title Insurance (Land Title
         Company of Alabama)                                   $    34,473.00

     5.  Recording Fees and Document
         Stamps - Loan Assumption
         Documents (See Note 27)                               $    20,020.00

     6.  Miscellaneous Recording Fees
         (Quitclaim)                                         $         500.00

     Total Expenses to CRLP:                                 $     233,496.93


 Amount Payable in cash by CRLP
     on Closing                                              $  24,196,859.62


B.   BVJV's Statement.          Exchange Price               $34,472,220.00
     Less:  Property Exchange:                               $16,000,000.00
     Balance:                                                $18,472,220.00

     Less: Credits to
     CRLP (see above)                                         $  1,004,853.81

     Balance:                                                 $17,467,366.19

     Plus: Credits to BVJV
     (see above)                                              $  6,495,996.50

    Balance                                                    $23,963,362.69

     Less:  Expenses of
     BVJV:

     1.  Title Insurance Fees and
         Charges - Lawyers Title                               $    56,923.00

     2.  Recording Fees and Documentary
         Stamps - Deeds to BVJV or
         designee                                               $  112,000.00

     3.  Miscellaneous Recording Fees                           $      500.00

     4.  Hale & Dorr (Legal Fees)                               $    55,000.00

     5.  Lincoln National Escrow Hold
         Back                                                    $  218,750.00

Total Expenses of BVJV                                           $  443,173.00

Net Amount Payable To BVJV
on Closing (See Note 28)                                     $  23,520,189.69

C.   Disbursements.

     Net Amount Payable in cash by
     CRLP                                                      $24,196,859.62
     Less Net Amount Payable to BVJV                           $23,520,189.69

     Total Disbursements                                       $   676,669.93

D.   Disbursements Paid at Closing.

     1.  Office of Judge of Probate
         of Jefferson County, Alabama
         (recording fees - Deed to CRLP,
         Quitclaim Deeds)                                    $      35,023.00

     2.  Clerk of Court of Orange County,
         Florida (Polos West Deed) and
         Loan Assumption Documents                            $      88,870.00

     3.  CIerk of Court of Manatee County,
         Florida (Sunchase Deed)                              $      43,650.00

     4.  Title Policy - Land Title Company
         of Alabama                                           $      34,473.00

     5.  Title Policies and Charges -
         Lawyers Title Insurance Company                      $      56,923.00

     6.  Lincoln National Life Insurance
         Company (Transfer Fee)                               $    143,980.93

     7.  Hale & Dorr                                         $      55,000.00

     8.  Lincoln National Escrow Hold Back                   $    218,750.00

         Total                                              $       676,669.93



APPROVED AND ACCEPTED this 7 day of May, 1997.
                          CRLP:
                          COLONIAL REALTY LIMITED PARTNERSHIP,
                          a Delaware limited partnership

                          By:     Colonial Properties Holding Company, Inc.,
                                  an Alabama corporation
                          Its:    General Partner

           By:       Charles A. McGehee
            Its:     Senior Vice President

            BVJV:

            BROOKWOOD VILLAGE JOINT VENTURE, a Massachusetts joint venture

         By:     Krupp Cash Plus - II, a Massachusetts limited partnership
        Its:    Co-Joint Venture Partner

         By:      The Krupp Corporation, a
                  Massachusetts corporation
        Its:     General Partner

         By:    Stephen C. Parthum
        Its:    Duly Authorized Agent

        By: BRI Texas Apartments Limited Partnership, a Delaware limited partnership
       Its:     Co-Joint Venture Partner

        By:      BRI Texas Apartments - II, Inc., an Alabama
                 corporation
       Its:     General Partner

        By:      David J. Olney
                                  Its:     Vice President


Notes:

 1. All Earnest Money and interest thereon shall be returned to CRLP and BVJV by Land
         Title Company of Alabama.

 2. CRLP hereby agrees that within twenty (20) days following the Closing, that it shall determine the amount of non-refundable pet deposits for current tenants existing as of the date of Closing, Any such pet deposit shall be forwarded by check from CRLP to BRI OP Limited Partnership with a reconciliation statement showing any such amounts of pet deposits.

 3. This value represents the agreed-upon exchange value attributable to Polos West Apartments.

 4. This value represents the agreed-upon exchange value for Sunchase Apartments.

Attached hereto and incorporated herein by reference are certain exhibits. For purposes of this Closing Statement, certain income and expense items are marked with a *. References to these *'s shall be referenced for the majority of these Notes.

 5.      The item marked as *1 represents the total tenant charges for
the month of May for the Mall.  CRLP has received a credit in       an
amount equal to 19/31 X this total charge of $433,187.22.  Any receipt for
May income received by CRLP from and       after the closing shall be
forwarded to BVJV immediately     upon receipt.

 6.      This item represents an agreed-upon credit CRLP is receiving
in exchange for the cost for tenant improvements for the   Mozzarela space
which was not completed as of the Closing as previously agreed between BVJV and CRLP.

 7.      The item marked as *2 shows a credit being given by BVJV   to CRLP
for its pro rata share of Merchants Association dues.

 8. This sum represents the current escrow balance being held by Lincoln National Life Insurance Company being held by Lincoln National as tax escrow for the calendar year 1997. This sum is being transferred and assumed by BRI OP Limited Partnership, as successor to BVJV.

 9.      The items attached hereto and marked as *3 represent the   security
deposits being transferred from BVJV to CRLP. CRLP has received a credit in the amount of the outstanding security deposits as shown by the *3 reports. CRLP is entitled to all security deposits for the Mall.

10. The item marked as *4 represents the credit being given to CRLP for overpayments by Eckerd, a tenant of the Convenience Center, of percentage rent. The breakdown of this overpayment is shown on the attached letter.



11.      The item marked as *5 shows the current outstanding tenant
improvements allowances owed for various tenants.  Seller has       received
a credit from these amounts which BVJV has certified are the only sums owed for tenant improvement costs which are outstanding as of the date of closing. This item is marked as Item No. 10 under the total credits to CRLP.

12.      The item marked as *6 and shown as Item No. 11 under the   credits
to CRLP, represents the total credits being given to CRLP for costs and expenses in connection with service contracts for the Mall. Any adjustments to these sums based upon invoices shall be handled after Closing.

13. Attached hereto as *7 are the various income receipts paid and expected to be paid by the tenants of the Mall for real property taxes for the calendar year 1997. These sums have been prorated and CRLP has agreed to give a credit to BVJV in an amount equal to the expected income receipts from tenants, whether paid or to be paid for the calendar year 1997 based upon the period of ownership from October 1, 1996 through May 12, 1997. The actual sums attributableto each of BVJV and CRLP shall be readjusted after Closing when actual numbers are determined.

14. Attached hereto as *8 are the total collected and expected receipts from common area maintenance receipts for the Mall fbr the calendar year 1997. CRLP has agreed to give a credit to BVJV in an amount equal to the collected and expected pro rata receipts fro m common area maintenance for the calendar year 1997 based upon the items shown on *8. The actual sums attributable to each of BVJV and CRLP shall be readjusted after Closing when actual number are determined.

15. Attached hereto as *9 is an interest calculation showing the amount of interest owed by CRLP for the principal and interest payment which will be paid by BVJV on the Lincoln National loan effective June 5, 1997.

16. This item represents the outstanding principal balance of the loan cffective May 5, 1997,after the May 5, 1997 payment has been made,

17. Attached hereto as *10 is the total charged revenue to tenants for May, 1997. BVJV is receiving a credit in an amount equal to 19/31 X the total charge. Any receipts for May charges shall be forwarded to CRLP upon receipt by BVJV or its successor.

18. Attached hereto as *11 is the total charged revenue to tenants for May, 1997. BVJV is receiving a credit in an amount equal to 19/31 X the total charge. Any receipts for May charges shall be forwarded to CRLP upon receipt by BVJV or its successor.

19. Attached hereto as *12 are the service contract amounts for Sunchase Apartments. These amounts have been prorated based upon monthly or annualized invoices. Any adjustments to these amounts based upon invoices shall be handled after Closing.


20. Attached hereto as *13 are the service contract amounts for Polos West Apartinents. These amounts have been prorated based upon monthly or annualized invoices. Any adjustments to these amounts based upon invoices shall be handled after Closing.

21. Attached hereto as *14 are the estimated utilities for the billing period which includes the date of closing on the Sunchase Apartments. CRLP and BVJV shall reconcile any discrepancy between the amount shown hereon as a credit to BVJV and the actual invoice when it is received.

22. Attached hereto as *15 are the estimated utilities for the billing period which includes the date of closing on the Polos West Apartments. CRLP and BVJV shall reconcile any discrepancy
         between the amount shown hereon as a credit to BVJV and    the
         actual invoice when it is received.

23. This payment is for a report by Law Engineering with respect to the siding which was ordered by Lincoln National Life Insurance Company in connection with the loan assumption. CRLP has agreed to pay for the cost of this and has given a credit to BVJV so that when the invoice is received, BVJV shall be responsible for the payment thereof.

24. Attached hereto as *16 is a Proration Statement showing the proration of percentage rent based upon sales and expected sales of those tenants shown on the sheet represented by * 16. CRLP has given a credit to BVJV for expected percentage rents to be made by the tenants shown thereon. CRLP and BVJV hereby agree that upon the payment in full by the tenants shown on the proration schedule marked as *16, BVJV and CRLP shall reconcile any discrepancy between the credit given to BVJV hereon and the sum for which BVJV should actually been entitled.

25. This sum, marked as *17 on the attached schedules represents water bills which have been forwarded for reimbursements to tenants. Since CRLP is expecting reimbursement from the tenants of the Mall on or after closing, BVJV has received a credit for this sum hereunder. This water bill represents invoices for water for the month of April, 1997. Any shortfall shall be reconciled after Closing.

26. This sum is to be paid by CRLP and represents the attorney's fees for Lincoln National Life Insurance Company in connection with the loan assumption. CRLP shall wire transfer to Lawyers title Insurance Company, Boston,Massachusetts, the sums necessary to pay these fees.

27.      These sums represent the documentary stamps at $3.50 per   $1,000
         which are payable upon the recordation of the Loan Assumption Agreement with Lincoln National Life Insurance Company. CRLP has agreed to pay these costs. In the event these charges are not collectible or due in connection with the recording of the Loan Assumption Agreement, such sums shall be refunded to CRLP.



28. Attached hereto as *18 is a Disbursement Schedule showing the various disbursements based upon the sums set forth in this Closing Statement. The total sums being paid by CRLP, in cash, are being represented by a portion being forwarded in connection with a previous like-kind exchange, and the balance being paid in cash as shown on the attached Disbursement Schedule.